Exhibit 99.3

Audited Consolidated Financial Information of Playa as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016.

Index to Financial Statements

Playa Hotels & Resorts B.V. Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-4
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2016, 2015 and 2014	F-5

Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’ Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014	F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015, and 2014	F-7
Notes to the Consolidated Financial Statements	F-8
Schedule I - Condensed Financial Information of Registrant	S-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Playa Hotels & Resorts B.V.

Fairfax, VA

We have audited the accompanying consolidated balance sheets of Playa Hotels & Resorts B.V. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), cumulative redeemable preferred shares, shareholders’ equity, and accumulated other comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Playa Hotels & Resorts B.V. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
McLean, VA
March 14, 2017

Playa Hotels & Resorts B.V.

Consolidated Balance Sheets

($ in thousands, except share data)

	As of December 31,
	2016	2015

ASSETS
Cash and cash equivalents	$33,512	$35,460
Restricted cash	9,651	6,383
Trade and other receivables, net	48,881	43,349
Accounts receivable from related parties	2,532	3,457
Inventories	10,451	10,062
Prepayments and other assets	28,633	52,675
Property, plant and equipment, net	1,400,317	1,432,855
Investments	1,389	844
Goodwill	51,731	51,731
Other intangible assets	1,975	2,505
Deferred tax assets	1,818	4,703

Total assets	$1,590,890	$1,644,024

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$145,042	$152,035
Payables to related parties	8,184	5,930
Income tax payable	5,128	4,510
Debt	780,725	780,646
Debt to related party	47,592	47,792
Deferred consideration	1,836	4,145
Other liabilities	8,997	10,050
Deferred tax liabilities	76,832	92,926

Total liabilities	1,074,336	1,098,034

Commitments and contingencies
Cumulative redeemable preferred shares (par value $0.01; 32,738,094 shares authorized and issued and 28,510,994 and 32,738,094 shares outstanding as of December 31, 2016 and 2015, respectively; aggregate liquidation preference of $345,951 and $352,275 as of December 31, 2016 and 2015, respectively)	345,951	352,275
Shareholders’ equity
Ordinary shares (par value $0.01; 65,623,214 shares authorized and issued and 60,249,330 shares outstanding as of December 31, 2016 and 2015)	656	656
Treasury shares (at cost, 5,373,884 shares as of December 31, 2016 and 2015)	(23,108)	(23,108)
Paid-in capital	377,196	420,872
Accumulated other comprehensive loss	(3,719)	(4,067)
Accumulated deficit	(180,422)	(200,638)

Total shareholders’ equity	170,603	193,715

Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$1,590,890	$1,644,024

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Operations and Comprehensive Income (Loss)

($ in thousands)

	Year Ended December 31,
	2016	2015	2014

Revenue:
Package	$450,875	$352,820	$312,130
Non-package	70,616	55,525	55,107

Total revenue	521,491	408,345	367,237

Direct and selling, general and administrative expenses:
Direct	286,691	247,080	233,841
Selling, general and administrative	97,344	70,461	62,176
Pre-opening	—	12,440	16,327
Depreciation and amortization	52,744	46,098	65,873
Impairment loss	—	—	7,285
Insurance proceeds	(348)	(27,654)	(3,000)

Direct and selling, general and administrative expenses	436,431	348,425	382,502

Operating income (loss)	85,060	59,920	(15,265)

Interest expense	(54,793)	(49,836)	(41,210)
Other expense, net	(5,819)	(2,128)	(10,777)

Net income (loss) before tax	24,448	7,956	(67,252)

Income tax (expense) benefit	(4,232)	1,755	29,036

Net (loss) income	20,216	9,711	(38,216)

Other comprehensive income (loss), net of taxes:
Benefit obligation gain (loss)	348	(484)	630

Other comprehensive income (loss)	348	(484)	630

Total comprehensive income (loss)	$20,564	$9,227	$(37,586)

Accretion and dividends of cumulative redeemable preferred shares	(43,676)	(39,657)	(35,991)

Net loss available to ordinary shareholders	$(23,460)	$(29,946)	$(74,207)

Losses per share - Basic	$(0.39)	$(0.50)	$(1.18)

Losses per share - Diluted	$(0.39)	$(0.50)	$(1.18)

Weighted average number of shares outstanding during the period - Basic	60,249,330	60,249,330	62,791,324
Weighted average number of shares outstanding during the period - Diluted	60,249,330	60,249,330	62,791,324

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Cumulative Redeemable Preferred Shares, Shareholders’

Equity and Accumulated Other Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014

($ in thousands, except share data)

			Shareholders’ Equity
	Cumulative Redeemable Preferred Shares		Ordinary Shares		Treasury Shares		Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2014	32,738,094	$276,627	65,623,214	$656	—	$—	$496,520	$(4,213)	$(172,133)	$320,830

Net loss for the period									(38,216)	(38,216)
Benefit obligation gain, net of tax								630		630
Repurchase of ordinary shares			(5,373,884)		5,373,884	(23,108)				(23,108)
Accretion and dividends of cumulative redeemable preferred shares		35,991					(35,991)			(35,991)

Balance at December 31, 2014	32,738,094	$312,618	60,249,330	$656	5,373,884	$(23,108)	$460,529	$(3,583)	$(210,349)	$224,145

Net income for the period									9,711	9,711
Benefit obligation loss, net of tax								(484)		(484)
Accretion and dividends of cumulative redeemable preferred shares		39,657					(39,657)			(39,657)

Balance at December 31, 2015	32,738,094	$352,275	60,249,330	$656	5,373,884	$(23,108)	$420,872	$(4,067)	$(200,638)	$193,715

Net income for the period									20,216	20,216
Benefit obligation gain, net of tax								348		348
Redemption of cumulative redeemable preferred shares	(4,227,100)	(35,508)								—
Payment of accrued dividends of cumulative redeemable preferred shares		(14,492)								—
Accretion and dividends of cumulative redeemable preferred shares		43,676					(43,676)			(43,676)

Balance at December 31, 2016	28,510,994	$345,951	60,249,330	$656	5,373,884	$(23,108)	$377,196	$(3,719)	$(180,422)	$170,603

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Consolidated Statements of Cash Flows

($ in thousands)

	Year Ended December 31,
	2016	2015	2014
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$20,216	$9,711	$(38,216)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	52,744	46,098	65,874
Amortization of debt discount, premium and issuance costs	3,129	3,183	3,644
Impairment loss	—	—	7,285
Gain on insurance recoverables	(348)	(15,935)	—
Deferred income taxes	(13,208)	(12,555)	(9,838)
Other	1,912	(1,318)	(234)
Changes in assets and liabilities:
Trade and other receivables, net	(6,247)	(10,510)	331
Accounts receivable from related parties	925	(448)	(1,535)
Insurance recoverable	—	1,224	—
Inventories	(332)	(1,437)	(1,602)
Prepayments and other assets	(2,772)	(11,966)	(2,512)
Trade and other payables	10,643	18,317	13,039
Payables to related parties	(255)	(414)	(287)
Income tax payable	12,374	3,210	(2,455)
Deferred consideration	201	523	663
Other liabilities	(444)	3,116	(30,442)

Net cash provided by operating activities	78,538	30,799	3,715

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(19,262)	(119,704)	(80,735)
Advance payment on property, plant and equipment	—	—	(50,776)
Purchase of intangibles	(356)	(407)	(1,008)
Proceeds from disposal of property, plant and equipment	54	30	5,470
Insurance proceeds	518	15,934	16,970
Changes in restricted cash	(5,625)	—	(6,383)

Net cash used in investing activities	(24,671)	(104,147)	(116,462)

FINANCING ACTIVITIES:
Proceeds from debt issuance	50,500	51,500	79,125
Issuance costs of debt	(55)	(583)	(2,320)
Debt modification costs	—	—	(4,650)
Repayment of deferred consideration	(2,510)	(2,505)	(1,850)
Repayments of debt	(3,750)	(3,750)	(3,750)
Redemption of cumulative redeemable preferred shares	(35,508)	—	—
Payment of accrued dividends of cumulative redeemable preferred shares	(14,492)	—	—
Proceeds from borrowings on revolving credit facility	—	40,000	30,000
Repayments of borrowings on revolving credit facility	(50,000)	(15,000)	(5,000)
Repurchase of ordinary shares	—	—	(23,108)

Net cash (used in) provided by financing activities	(55,815)	69,662	68,447

DECREASE IN CASH AND CASH EQUIVALENTS	(1,948)	(3,686)	(44,300)

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$35,460	$39,146	$83,446

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$33,512	$35,460	$39,146

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest, net of interest capitalized	$50,401	$45,510	$38,047
Cash paid for income taxes	$16,953	$6,803	$7,601
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Capital expenditures incurred but not yet paid	$483	$8,366	$18,063
Interest capitalized but not yet paid	$—	$64	$2,026
Transfers from advance payments to property, plant and equipment	$—	$—	$42,015
Accretion of issuance costs and discount on cumulative redeemable preferred shares	$—	$3,612	$5,863
Non-cash PIK Dividends	$43,676	$36,045	$30,128

The accompanying Notes form an integral part of the Consolidated Financial Statements

Playa Hotels & Resorts B.V.

Notes to the Consolidated Financial Statements

Note 1. Organization operations and basis of presentation

Background

Playa Hotels & Resorts B.V. (“Playa”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations. Playa’s portfolio consists of 13 resorts located in Mexico, the Dominican Republic and Jamaica. We currently manage eight of our 13 resorts. Unless otherwise indicated or the context requires otherwise, references in our consolidated financial statements (our “Consolidated Financial Statements”) to “we,” “our,” “us” and similar expressions refer to Playa and its subsidiaries.

We were incorporated on March 28, 2013 and began operations on August 13, 2013 when Playa Hotels & Resorts, S.L. (the “Prior Parent”) and certain of our subsidiaries and shareholders (the “Continuing Shareholders”) engaged in a series of transactions that included: (i) the acquisition of eight resorts from the Prior Parent (the “Contributed Resorts”) for cash payments totaling $492.0 million and the issuance of ordinary shares with a value of $410.7 million; (ii) the acquisition of four resorts in Mexico (collectively, “Real Resorts”) and the management company that managed them for consideration of approximately $413.3 million, including $50.0 million of our Cumulative Redeemable Preferred Shares (“Preferred Shares”), as well as $50.0 million of our Term Loan (as defined below) (see Note 11); (iii) the acquisition of a resort located in Jamaica for approximately $66.2 million; (iv) an investment by HI Holdings Playa B.V. (“HI Holdings Playa”), a subsidiary of Hyatt Hotels Corporation (together with its affiliates, “Hyatt”), of $100.0 million in our ordinary shares and $225.0 million in our Preferred Shares (the “Hyatt Investment”); (v) the consummation of our Senior Secured Credit Facility (as defined below) (see Note 11); and (vi) the issuance of the Senior Notes due 2020 (as defined below) (see Note 11). The foregoing transactions are collectively referred to as our “Formation Transactions.” In connection with our acquisition of the Contributed Resorts from the Prior Parent, the Prior Parent exchanged our ordinary shares that it held for all of the Prior Parent shares held by the Continuing Shareholders. We also entered into long-term franchise, license and related agreements with Hyatt pursuant to which we operate certain resorts under Hyatt brands.

On December 13, 2016, we entered into a Transaction Agreement with Pace Holdings Corp. (“Pace”), Porto Holdco B.V. (“Holdco”), and New PACE Holdings Corp. (“New Pace”), the effects of which are expected to replicate the economics of a merger of Pace and Playa. This transaction is expected to close in March 2017 and would result in Holdco changing its entity name to Playa Hotels & Resorts N.V., which will be the parent company to New Pace and Playa’s direct and indirect subsidiaries.

Basis of preparation, presentation and measurement

These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Prior period presentation was updated to conform with current period presentation.

Note 2. Significant accounting policies

Principles of consolidation

Our Consolidated Financial Statements include the accounts of Playa and the subsidiaries, which we wholly own and control. All intercompany transactions and balances have been eliminated in the consolidation process.

Seasonality

The seasonality of the lodging industry and the location of our resorts in Mexico and the Caribbean generally result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period. This seasonality in demand has resulted in predictable fluctuations in revenue, results of operations and cash flows, which are consistently higher during the first quarter of each year than in successive quarters.

Use of estimates

The preparation of our Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

We evaluate our estimates and assumptions periodically. Estimates are based on historical experience and on other factors that are considered to be reasonable under the circumstances. All significant accounting policies are disclosed in the notes to our Consolidated Financial Statements. Significant accounting policies that require us to exercise judgment or make significant estimates include asset determinations of useful lives, fair value of financial instruments, business combination purchase price, tax valuation allowance and long-lived asset and goodwill impairment testing.

Foreign currency

Our reporting currency is the U.S. dollar. We have determined that the U.S. dollar is the functional currency of all of our international operations. Foreign currency denominated monetary asset and liability amounts are remeasured into U.S. dollars at end-of-period exchange rates. Foreign currency non-monetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets, are recorded in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense items are recorded in U.S. dollars at the applicable daily exchange rates in effect during the relevant period.

For purposes of calculating our tax liability in certain foreign jurisdictions, we index our depreciable tax bases in certain assets for the effects of inflation based upon statutory inflation factors. The effects of these indexation adjustments are reflected in the income tax (expense) benefit line of the Consolidated Statements of Operations and Comprehensive Income (Loss). The remeasurement gains and losses related to deferred tax assets and liabilities are reported in the income tax provision. Foreign exchange gains and losses are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within other expense, net.

We recognized a foreign currency loss of $6.4 million, $3.0 million, and $1.6 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Business combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which we obtain operating control over the acquired business.

The consideration transferred is determined on the acquisition date and is the sum of the fair values of the assets transferred by us and the liabilities incurred by us, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any deferred consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in profit or loss.

Property, plant and equipment, net

Property, plant and equipment are stated at historical cost less accumulated depreciation. The costs of improvements that extend the life of property, plant and equipment, such as structural improvements, equipment and fixtures, are capitalized. In addition, we capitalize soft costs such as interest, insurance, construction administration and other costs that clearly relate to projects under development or construction. Start-up costs, ongoing repairs and maintenance are expensed as incurred. Buildings that are being developed or undergoing substantial redevelopment, are carried at cost and no depreciation is recorded on these assets until they are put into or back into service. The useful life of buildings under redevelopment is re-evaluated upon completion of the projects.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values (if any) over their estimated useful lives, as follows:

Buildings	9 to 50 years
Fixtures and machinery	3 to 20 years
Furniture and other fixed assets	3 to 13 years

The assets’ estimated useful lives and residual values are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis.

Income taxes

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards. For purposes of these Consolidated Financial Statements, our income tax provision was calculated on a separate return basis as though we had filed our tax returns in the applicable jurisdictions in which we operate.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. We provide a valuation allowance against deferred tax assets if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carryback and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

We have only recorded financial statement benefits for tax positions which we believe are more likely than not to be sustained upon settlement with a taxing authority. We have established income tax reserves in accordance with this guidance where necessary, such that a benefit is recognized only for those positions which satisfy the more likely than not threshold. Judgment is required in assessing the future tax consequences of events that have been recognized in our Consolidated Financial Statements or tax returns, including the application of the more likely than not criteria. We recognize interest and penalties associated with our uncertain tax benefits as a component of income tax provision.

Commitments and contingencies

We are subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. We record an estimated loss from a loss contingency, with a corresponding charge to income, if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred we provide disclosure of such contingencies (see Note 8).

Ordinary shares and paid-in capital

Ordinary shares are classified as equity. Shares are classified as equity when there is no obligation to transfer cash or other assets to the respective holder. Incremental costs directly attributable to the issuance of ordinary shares are recognized as a reduction of equity, net of any tax effects.

Dividends

We have not declared or paid any cash dividends on our ordinary or Preferred Shares, other than the dividends associated with the partial redemption of our Preferred Shares on October 14, 2016 (see Note 10). In addition, we must comply with Dutch law, with our articles of association and with the covenants in our Senior Secured Credit Facility and the covenants governing the Senior Notes due 2020 if we want to pay cash dividends. We currently intend to retain any earnings for future operations and expansion. Any future determination to pay dividends will, after having made the required distributions (if any) on our Preferred Shares, be at the discretion of our shareholders at our general meeting of shareholders (the “General Meeting”), subject to a proposal from our board of directors, and will depend on our actual and projected financial condition, liquidity and results of operations, capital requirements, prohibitions and other restrictions contained in current or future financing instruments and applicable law, and such other factors as our board of directors deems relevant. In addition, to the extent any of our Preferred Shares are outstanding, no dividends may be paid on our ordinary shares until any accumulated and unpaid dividends on our Preferred Shares have been paid in full. Dividends on the Preferred Shares are cumulative at a rate of 12% per annum compounded quarterly. Dividends are payable in kind with additional Preferred Shares (the “Non-cash PIK Dividends”) in four quarterly installments on January 15, April 15, July 15 and October 15 of each year, subject to compliance with applicable legal requirements.

Preferred Shares

We issued Preferred Shares that can be converted to ordinary shares at the option of the holder or redeemed by such holder or us under certain conditions. Preferred Shares are reported as a temporary equity instrument (see Note 10).

Debt

Debt is carried at amortized cost. Any difference between the proceeds (net of issuance costs) and the redemption value is recognized as an adjustment to interest expense over the term of the debt using the effective interest rate method.

Debt issuance costs are recorded in the Consolidated Balance Sheets as a direct deduction from the carrying amount and amortized over the term of the debt utilizing the effective interest rate method. Capitalized interest directly attributable to the acquisition, construction or production of qualifying assets, which are assets that take a substantial period of time to get ready for their intended use, is recognized as part of the cost of such assets until the time the assets are substantially ready for their intended use. Capitalized interest is subsequently recognized as depreciation expense in the Consolidated Statements of Operations and Comprehensive Income (Loss) once the assets are put into service.

Financial instruments

The Consolidated Balance Sheets contain various financial instruments, including, but not limited to, cash and cash equivalents, restricted cash, trade and other receivables, certain prepayments and other assets, trade and other payables, other liabilities and debt. Deferred consideration is recorded at fair value; all other financial assets and financial liabilities are recorded at amortized cost. The carrying amounts of these financial instruments approximate their fair values.

Effective interest rate method

The effective interest rate method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts estimated future cash outflows (including all fees and transaction costs paid) through the expected life of the financial liability to the net carrying amount upon initial recognition.

Goodwill and other intangible assets

Goodwill arises in connection with business combinations. Goodwill is reviewed for impairment annually as of July 1st of each year or more frequently if events or changes in circumstances indicate a potential impairment. We completed our most recent annual impairment assessment for our goodwill as of July 1, 2016 and concluded that goodwill was not impaired.

When testing goodwill for impairment, Accounting Standards Codification Topic 350 permits us to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

The useful life for intangibles such as contracts for the right of use of certain facilities is determined to be equal to their contractual term. We may also qualitatively assess our indefinite lived intangible assets for impairment prior to performing the quantitative impairment test. Impairment charges, if any, are recognized in operating results.

Impairment of definite lived assets

Assets that are subject to amortization (i.e., property, plant and equipment and definite-lived intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. We evaluate the recoverability of each of our long-lived assets, including purchased intangible assets and property, plant and equipment, by comparing the carrying amount to the future undiscounted cash flows we expect the asset to generate. No impairment was recognized on definite lived assets in 2016.

Impairment of other indefinite lived assets

Our licenses have indefinite lives for which there is no associated amortization expense or accumulated amortization. We assess indefinite lived intangible assets for impairment annually as of July 1st of each year, or more frequently if events occur that indicate an asset may be impaired. We completed our most recent annual impairment assessment for our indefinite lived intangible assets as of July 1, 2016 and concluded that intangible assets were not impaired.

Revenue recognition

Revenue is recognized on an accrual basis when the rooms are occupied and services have been rendered.

Revenues derived from all-inclusive packages purchased by our guests are included in the package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Revenue associated with upgrades, premium services and amenities that are not included in the all-inclusive package, such as premium rooms, dining experiences, wines and spirits and spa packages, are included in the non-package revenue line item of the Consolidated Statements of Operations and Comprehensive Income (Loss). Advance deposits received from customers are deferred and included in trade and other payables in the Consolidated Balance Sheets until the rooms are occupied and the services have been rendered.

Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed.

Revenue is measured at the fair value of the consideration received or receivable, stated net of estimated discounts, rebates and value added taxes.

Revenue from operations in the Dominican Republic is net of statutory withholding of $5.2 million, $5.2 million, and $4.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash balances and highly liquid cash deposits with maturities at the date of the acquisition of three months or less, which are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. We classify these cash instruments as Level 1. Financial instruments that potentially subject us to a concentration of credit risk consist of cash on deposit at financial institutions where the deposits are either uninsured or in excess of insured limits and money market fund balances. Substantially all of our cash is held by financial institutions that we believe are of high-credit quality.

Restricted cash

In connection with the tax surety bond (see Note 8), we made a cash deposit of approximately $6.4 million with Fianzas Dorama SA in 2014. The tax surety bond is denominated in Mexican pesos and is valued at approximately $4.0 million as of December 31, 2016 due to the effect of changes in foreign currency exchange rates. On December 5, 2016, we funded $5.6 million to a U.S. dollar escrow account related to the purchase of land. These cash deposits are recorded as restricted cash in the Consolidated Balance Sheets as of December 31, 2016 and 2015. For purposes of the Consolidated Statements of Cash Flows, changes in restricted cash caused by changes in cash deposits are shown as investing activities and changes in restricted cash caused by the effects of foreign currency are shown in operating activities.

Trade and other receivables, net

Trade and other receivables are amounts due from guests and vendors for merchandise sold or services performed in the ordinary course of business. Collection is expected in one year or less and is an asset. When necessary, the carrying amount of our receivables is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. When a trade receivable is considered uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against the allowance accounts. Changes in the carrying amount of the allowance account are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Inventories

Inventories consist of food, beverages and other items related to consumption and are valued at the lower of cost or net realizable value. Cost is determined using the weighted average cost method, not to exceed the market value.

Advertising costs

Advertising costs are expensed as incurred, or the first time the advertising takes place. For the years ended December 31, 2016, 2015 and 2014, we recorded advertising costs of $26.5 million, $20.7 million and $17.7 million, respectively. Advertising costs are presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) within selling, general and administrative.

Impact of recently issued accounting standards

Future Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers. The standard provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016. ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of ASU 2014-09 by one year to apply to annual reporting periods beginning after December 15, 2017, but the early adoption of this ASU is permitted. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. We have not yet selected a transition method nor have we determined the impact of adoption on our Consolidated Financial Statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), Recognition and Measurement of Financial Assets and Financial Liabilities. The new standard significantly revises the accounting related to the classification and measurement of investment in equity securities, and the presentation of certain fair value changes of financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The ASU is effective for annual periods beginning December 15, 2017, including interim periods within those fiscal years. Early application of the ASU is permitted. The adoption of ASU 2016-01 is not expected to have a material effect on our Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases(Topic 842). The new standard introduces a lessee model that brings most leases on the balance sheet. This will increases lessee’s reported assets and liabilities—in some cases very significantly. Lessor accounting remains substantially similar to current U.S. GAAP. The ASU is effective for annual periods beginning December 15, 2018, including interim periods within those fiscal years. Early application of the ASU is permitted. We have not determined the impact of adoption of ASU 2016-10 on our Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-08 (“ASU 2016-08”), Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The new revenue standard clarifies how an entity should identify the unit of accounting (i.e., the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions, by explaining what a principal controls before the specified good or service is transferred to the customer. The effective date and transition requirements of ASU 2016-08 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-08 on our Consolidated Financial Statements.

In April 2016, the FASB issued ASU No. 2016-10 (“ASU 2016-10”), Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU provides useful clarification of the guidance in ASC Topic 606 on identifying performance obligations and certain aspects of the accounting treatment of licensing contracts. These amendments are expected to reduce the cost and complexity of applying the guidance in ASC Topic 606. The effective date and transition requirements of ASU 2016-10 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-10 on our Consolidated Financial Statements.

In May 2016, the FASB issued ASU No. 2016-12 (“ASU 2016-12”), Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. This ASU does not change the core principle of the guidance in Topic 606. Rather, it affects the narrow aspects of Topic 606. The effective date and transition requirements of ASU 2016-12 are the same as the effective date and transition requirements of ASU 2014-09, as amended by ASU 2015-14. We have not determined the impact of adoption of ASU 2016-12 on our Consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”), Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU amends FASB’s guidance on the impairment of financial instruments by adding an impairment model (known as current expected credit loss (CECL) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-13 on our Consolidated Financial Statements.

In August 2016, the FASB issued ASU No. 2016-15 (“ASU 2016-15”), Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU amends ASC 230 to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASC 230 lacks consistent principles for evaluating the classification of cash payments and receipts in the statement of cash flows. This has led to diversity in practice and, in certain circumstances, financial statement restatements. Therefore, the FASB issued the ASU 2016-15 with the intent of reducing diversity in practice with respect to eight types of cash flows. The ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-15 on our Consolidated Financial Statements.

In October 2016, the FASB issued ASU No. 2016-16 (“ASU 2016-16”), Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory. The ASU requires that an entity recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Prior to this ASU, an entity was prohibited from recognizing the income tax consequences of an intra-entity asset transfer until the asset had been sold to an outside party. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. We have not determined the impact of adoption of ASU 2016-16 on our Consolidated Financial Statements.

In November 2016, the FASB issued ASU No. 2016-18 (“ASU 2016-18”), Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). The ASU requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. The ASU is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. We have not determined the impact of adoption of ASU 2016-18 on our Consolidated Financial Statements.

In December 2016, the FASB issued ASU No. 2016-20 (“ASU 2016-20”), Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The ASU updates a variety of topics in the codification related to the new revenue recognition standard. It addresses loan guarantee fees, impairment testing of contract costs, provisions for losses on construction-type and production-type contracts, and various disclosures. The effective date for the amendments are the same as the effective date for Topic 606 (and any other Topic amended by Update 2014-09 and 2015-14). We have not determined the impact of adoption of ASU 2016-20 on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-01 (“ASU 2017-01”), Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU provides guidance that will enable more consistency in accounting for transactions when determining if they represent acquisitions or disposals of assets or of a business. Under the ASU, when determining whether an integrated set of assets and activities constitutes a business, entities must go through a “screen”. The ASU is effective for annual periods beginning after December 15, 2017, including interim periods therein. We have not determined the impact of adoption of ASU 2017-01 on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04 (“ASU 2017-04”), Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The ASU is effective for annual periods beginning after December 15, 2019, including interim periods therein. We have not determined the impact of adoption of ASU 2017-04 on our Consolidated Financial Statements.

Recent Accounting Pronouncements Adopted

In August 2014, the FASB issued ASU No. 2014-15 (“ASU 2014-15”), Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU requires management to assess and evaluate whether conditions or events exist, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements issue date. Upon adopting ASU 2014-15, we concluded that there is no uncertainty about our ability to continue as a going concern and there is no impact on the Consolidated Financial Statements as of and for the year ended December 31, 2016. We will continue to assess our ability to continue as a going concern on a quarterly basis.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This ASU requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This update affects disclosures related to debt issuance costs but does not affect existing recognition and measurement guidance for these items. In August 2015, the FASB released ASU No. 2015-15 (“ASU 2015-15”), Interest—Imputation of Interest(Subtopic 830-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This ASU clarifies that, given the lack of guidance in ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the Securities and Exchange Commission staff would not object to any entity presenting debt issuance costs as an asset and subsequently amortizing over the term of the line-of credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We elected to early adopt ASU 2015-03, as clarified by ASU 2015-15, retrospectively to all arrangements. This change is reflected in the Consolidated Balance Sheet, resulting in the deferred financing costs of $12.8 million and $16.5 million being reclassified from prepayments and other assets to debt and debt to related party as of December 31, 2016 and 2015, respectively.

In July 2015, the FASB issued ASU No. 2015-11 (“ASU 2015-11”), Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. The ASU will not apply to inventories that are measured by using either the last-in, first-out method or the retail inventory method. We have changed our accounting policy to account for inventory from the lower of cost or market to the lower of cost or net realizable value to be in accordance with ASU 2015-11. There is an immaterial impact on our Consolidated Financial Statements as of and for the year ended December 31, 2016 because our inventory has historically been recorded at cost, which is typically lower than market and net realizable value due to the consumable nature and turn-over rate of the inventory used in our all-inclusive business model.

Note 3. Losses per share

Our Preferred Shares and their related accumulated Non-cash PIK Dividends are participating securities. If a dividend is declared or paid on our ordinary shares, holders of our ordinary shares and Preferred Shares are entitled to proportionate shares of such dividend with the holders of Preferred Shares participating on an as-if converted basis.

Under the two-class method, basic losses per share (“EPS”) attributable to ordinary shareholders is computed by dividing the net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Net loss attributable to ordinary shareholders is determined by allocating undistributed earnings between ordinary and preferred shareholders.

Diluted EPS attributable to ordinary shareholders is computed by using the more dilutive result of either the two-class method or the if-converted method. The if-converted method uses the weighted-average number of ordinary shares outstanding during the period, including potentially dilutive ordinary shares assuming the conversion of the outstanding Preferred Shares, as of the first day of the reporting period.

For periods in which there are undistributed losses, there is no allocation of earnings to preferred shareholders and the number of shares used in the computation of diluted losses per share is the same as that used for the computation of basic losses per share, as the result would be anti-dilutive. Under the two-class method, the net loss attributable to ordinary shareholders is not allocated to share premium reserve of the Preferred Shares until all other reserves have been exhausted or such loss cannot be covered in any other way.

The calculation of basic and diluted EPS, under the two-class method, are as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Numerator:
Net income (loss)	$20,216	$9,711	$(38,216)
Convertible Preferred Share dividends	(43,676)	(39,657)	(35,991)
Allocation of undistributed earnings to preferred shareholders (1)	—	—	—

Numerator for basic EPS-loss available to common shareholders	(23,460)	(29,946)	(74,207)
Add back convertible Preferred Share dividends (2)	—	—	—
Add back of undistributed earnings to preferred shareholders (2)	—	—	—

Numerator for diluted EPS-loss available to common shareholders after assumed conversions	$(23,460)	$(29,946)	$(74,207)
Denominator:
Denominator for basic EPS-weighted shares	60,249,330	60,249,330	62,791,324
Convertible Preferred Shares (2)	—	—	—

Denominator for diluted EPS-adjusted weighted-average shares	60,249,330	60,249,330	62,791,324

Basic EPS	$(0.39)	$(0.50)	$(1.18)
Diluted EPS	$(0.39)	$(0.50)	$(1.18)

(1)	For the years ended December 31, 2016, 2015 and 2014, no undistributed earnings were allocated to preferred shareholders as we had undistributed losses after deducting Preferred Share dividends from net income.
(2)	For the years ended December 31, 2016, 2015 and 2014 cumulative preferred shareholder dividends of $43.7 million, $39.7 million and $36.0 million, respectively, were not added back for purposes of calculating diluted EPS-income available to common shareholders because the effect of treating our convertible preferred securities as if they had been converted to their 40,652,679, 37,646,499, and 34,059,703 weighted common share equivalents as of January 1, 2016, 2015, and 2014, respectively, is anti-dilutive.

Note 4. Property, plant and equipment

The balance of property, plant and equipment is as follows ($ in thousands):

	As of December 31,
	2016	2015

Land, buildings and improvements	$1,421,371	$1,406,656
Fixtures and machinery	60,294	56,206
Furniture and other fixed assets	163,753	160,978
Construction in progress	3,866	3,936

Total property, plant and equipment, gross	1,649,284	1,627,776
Accumulated depreciation	(248,967)	(194,921)

Total property, plant and equipment, net	$1,400,317	$1,432,855

Depreciation expense for property, plant and equipment was $51.7 million, $45.0 million and $64.0 million for the years ended December 31, 2016, 2015, and 2014, respectively. During the year ended December 31, 2014, we recorded an impairment loss of $7.3 million resulting from the impacts of Hurricane Odile.

For the years ended December 31, 2016, 2015, and 2014, $0 million, $3.4 million, and $7.6 million of interest expense was capitalized on qualifying assets, respectively. Interest expense was capitalized at the weighted average interest rate of the debt.

Rebrandings

During the second quarter of 2014, we closed two resorts for renovation and rebranding. One resort, Hyatt Ziva and Hyatt Zilara Rose Hall in Jamaica reopened in December 2014 and the other Hyatt Ziva Cancún in Mexico reopened in November 2015.

Hurricane Odile

Our Hyatt Ziva Los Cabos, located in Los Cabos, Mexico, sustained significant damage when Hurricane Odile, a Category 3 hurricane, made landfall on Mexico’s Baja Peninsula on September 14, 2014. Our insurance policies provide coverage for business interruption, including lost profits, and reimbursement for other expenses and costs that we have incurred relating to the damages and losses we have suffered. We determined the fair value of the Hyatt Ziva Los Cabos by utilizing a discounted cash flow model and settled our claim as of December 31, 2015. The property losses and insurance proceeds related to Hurricane Odile recorded during the years ended December 31, 2016, 2015 and 2014 were as follows ($ in millions):

	Year Ended December 31,
	2016	2015	2014
Property losses (1)	$—	$—	$25.3
Property damage insurance proceeds	$—	$14.3	$18.0
Business interruption insurance proceeds	$—	$12.7	$3.0

(1)	Property losses of $25.3 million and corresponding insurance proceeds, net of deductible, of $18.0 million are recorded within impairment loss within the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2014. The impairment recorded is specific to the Pacific Coast segment of our business (See Note 14 for further discussion on segment information).

Note 5. Fair value of financial instruments

Our financial instruments consist of cash and cash equivalents, restricted cash, trade and other receivables, accounts receivable from related parties, insurance recoverable, trade and other payables, accounts payable to related parties, deferred consideration and debt. We believe the carrying value of these assets and liabilities, excluding deferred consideration and debt, approximate their fair values at December 31, 2016 and 2015.

Fair value measurements

The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. U.S. GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of observability of inputs used in measuring fair value as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2: Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3: Inputs are unobservable and reflect our judgments about assumptions that market participants would use in pricing an asset or liability.

We did not have any movements in and out of Level 3 for our fair valued instruments during any of the above periods.

The following table presents our fair value hierarchy for our financial liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 ($ in thousands):

	December 31, 2016	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$1,836	$—	$—	$1,836

	December 31, 2015	Level 1	Level 2	Level 3
Fair value measurements on a recurring basis:
Deferred Consideration	$4,145	$—	$—	$4,145

The following table presents a reconciliation from the opening balances to the closing balances for our Level 3 fair valued instruments as of December 31, 2016, 2015, and 2014 ($ in thousands):

Deferred Consideration
Balance as of December 31, 2013	$6,532
Total losses included in earnings (or change in net assets) (1)	1,445
Settlements	(1,850)

Balance as of December 31, 2014	6,127
Total losses included in earnings (or change in net assets) (1)	523
Settlements	(2,505)

Balance as of December 31, 2015	4,145
Total losses included in earnings (or change in net assets) (1)	201
Settlements	(2,510)

Balance as of December 31, 2016	$1,836

(1)	All losses (other than changes in net assets) are included in interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following tables present our fair value hierarchy for our financial liabilities not measured at fair value as of December 31, 2016 and 2015 ($ in thousands):

	Carrying Value As of December 31, 2016	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$356,937	$—	$—	$363,060	$363,060
Revolving Credit Facility(1)	—	—	—	—	—
Senior Notes due 2020	471,380	—	513,405	—	513,405

Total	$828,317	$—	$513,405	$363,060	$876,465

	Carrying Value As of December 31, 2015	Fair Value
		Level 1	Level 2	Level 3	Total
Financial liabilities not recorded at fair value:
Debt:
Term Loan	$358,442	$—	$—	$357,896	$357,896
Revolving Credit Facility(1)	50,000	—	—	50,000	50,000
Senior Notes due 2020	419,996	—	445,550	—	445,550

Total	$828,438	$—	$445,550	$407,896	$853,446

(1)	We estimate that the carrying value of our Revolving Credit Facility is the fair value as of December 31, 2016 and 2015. The valuation technique and significant unobservable inputs are consistent with our term loan, but the valuation using the discounted cash flow technique approximates the carrying value as the expected term is significantly shorter in duration. We typically use our Revolving Credit Facility solely for short term liquidity.

The following table displays valuation techniques and the significant unobservable inputs for our Level 3 assets and liabilities measured at fair value as of December 31, 2016 and 2015 ($ in thousands):

	Fair Value	Fair Value Measurements as of December 31, 2016
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$1,836	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.63% - 5.00%
			Expected Term	7 months
Term Loan	$363,060	Discounted Cash	Discount Rate	3.00%
		Flow	Forward Rate	4.00% - 5.33%
			Expected Term	32 months

	Fair Value	Fair Value Measurements as of December 31, 2015
		Significant Valuation Techniques	Significant Unobservable Inputs	Input
Deferred Consideration	$4,145	Discounted Cash	Discount Rate	4.00%
		Flow	Forward Rate	4.46% - 5.00%
			Expected Term	19 months
Term Loan	$357,896	Discounted Cash	Discount Rate	3.75%
		Flow	Forward Rate	4.00% - 5.16%
			Expected Term	44 months

Term Loan and deferred consideration

The fair value of our Term Loan and deferred consideration are estimated using cash flow projections applying market forward rates and discounted back at the appropriate discount rate. The primary sensitivity in each estimate is based on the selection of an appropriate discount rate. Fluctuations in this assumption will result in a different estimate of fair value as an increase in the discount rate would result in a decrease in the fair value.

Senior Notes due 2020

The fair value of the Senior Notes due 2020 is estimated using unadjusted quoted prices in a market that is not active. Current pricing was compiled and applied to the outstanding principal amount.

Note 6. Income taxes

Net income (loss) before tax is summarized below ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Domestic	$(4,759)	$(3,136)	$(2,049)
Foreign	29,207	11,092	(65,203)

Total net income (loss) before tax	$24,448	$7,956	$(67,252)

The components of our income tax (expense) benefit for the years ended December 31, 2016, 2015 and 2014 are as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Current:
United States	$(3)	$(87)	$(1)
Foreign	(17,500)	(10,664)	19,199

Total current income tax (expense) benefit	(17,503)	(10,751)	19,198
Deferred:
United States	—	—	1,865
Foreign	13,271	12,506	7,973

Total deferred income tax benefit	13,271	12,506	9,838

Total income tax (expense) benefit for the period	$(4,232)	$1,755	$29,036

Reconciliation of Netherlands statutory income tax rate to actual income tax rate

A reconciliation of the Netherlands statutory federal income tax rate to our effective income tax rate from continuing operations is as follows ($ in thousands):

	Year Ended December 31,
Effective tax rate	2016		2015		2014
Income tax (expense) benefit at statutory rate	$(6,112)	25.0%	$(1,989)	25.0%	$16,813	25.0%
Differences between statutory rate and foreign rate	11,732	(48.0)%	11,875	(149.3)%	8,445	12.6%
Permanent differences	(4,213)	17.2%	541	(6.8)%	(3,081)	(4.6)%
Foreign exchange rate difference	7,212	(29.5)%	8,585	(107.9)%	3,509	5.2%
DR tax based on existing statutory law	(3,470)	14.2%	—	—%	—	—%
Change in valuation allowance	(9,891)	40.5%	(17,210)	216.3%	(21,620)	(32.1)%
Accrual for uncertain tax positions	510	(2.1)%	(47)	0.6%	24,970	37.1%

Income tax (expense) benefit	$(4,232)	17.3%	$1,755	(22.1)%	$29,036	43.2%

The parent company is domiciled in the Netherlands and is subject to Dutch Corporate Tax at a general tax rate of 25%.

For the year ended December 31, 2016, we recognized an income tax expense of $4.2 million, resulting in an effective tax rate for the year of 17.3%. The 2016 income tax expense was driven primarily by $3.4 million of deferred income tax expense in the Dominican Republic, $4.2 million on non-deductible expenses, as well as $9.9 million of additional valuation allowance established on our deferred tax assets. The net income tax expense was partially offset by the tax benefit of $11.7 million from the rate-favorable jurisdictions and a $7.2 million tax benefit associated with foreign exchange rate fluctuation.

For the year ended December 31, 2015, we recognized an income tax benefit of $1.8 million, resulting in an effective tax rate for the year of (22.1)%. The 2015 income tax benefit was driven primarily by the tax benefit of $11.9 million from the rate-favorable jurisdictions and $8.6 million tax benefit associated with foreign exchange rate fluctuation. The net 2015 income tax benefit was partially offset by a $17.2 million increase in the valuation allowance.

For the year ended December 31, 2014, we recognized an income tax benefit of $29.0 million, resulting in an effective tax rate for the year of 43.2%. The 2014 income tax benefit was driven primarily by the tax benefit associated with $67.3 million of pre-tax book loss, as well as a $25.0 million benefit related to the reversal of previously accrued income tax contingencies. The net 2014 income tax benefit was partially offset by a $21.6 million increase in the valuation allowance.

We have a taxable presence in a variety of jurisdictions worldwide, most significantly in Mexico, the Netherlands, the Dominican Republic and Jamaica. We have been granted certain “tax holidays,” providing us with temporary income tax exemptions. Specifically, we operate under a tax holiday in one of the Dominican Republic entities which is effective through December 31, 2019.

Dominican Republic

Taxes in the Dominican Republic are determined based upon Advance Pricing Arrangements (APA) with The Ministry of Finance of the Dominican Republic (“The Ministry of Finance”). Historically, based upon our APAs all three Dominican entities were subject to greater of an asset tax or gross receipts tax; thus not subject to income tax accounting under U.S. GAAP. The Company’s APAs for 2016 and forward have not been finalized with The Ministry of Finance, as the tax authorities are working to finalize a Memoranda of Understanding (“MOU”) with the Association of Hotels and Tourism of the Dominican Republic, which the Company is party to. Upon finalization of the MOU, the Company expects to negotiate its 2016 and forward APAs for purposes of determining taxes due to The Ministry of Finance. As the MOU and associated APA have not been finalized, our December 31, 2016 income tax provision contemplates the existing Dominican statutory law, without consideration of an MOU and associated APA. Pursuant to Dominican statutory law, a taxpayer will pay income tax if the income tax exceeds the asset based tax. Of our three Dominican entities, only Playa Cana B.V. is deemed to be an income taxpayer. As a result, we have recorded a $0.6 million current tax expense and a $3.4 million deferred tax expense for Playa Cana B.V. Once the MOU and APA are finalized, they will be retroactively applied to 2016 for purposes of determining our 2016 tax liability to The Ministry of Finance. Should the final MOU and APA result in Playa Cana B.V. being an asset tax payer for the foreseeable future, the Company would reverse the $3.4 million of deferred tax expense recorded in 2016. Should the finalized MOU and APA require our other two Dominican entities, Inversiones Vilazul, S.A.S and Playa Romana Mar B.V., to be subject to income tax the Company would need to establish income tax balances for both current and deferred tax expense.

The following table shows both the current and deferred tax expense as of December 31, 2016 for Inversiones Vilazul S.A.S and Playa Romana Mar B.V., had such entities been determined to be income tax payers ($ in thousands):

	Year Ended December 31, 2016
	Inversiones Vilazul, S.A.S	Playa Romana Mar B.V.
Current tax expense (1)	$—	$922
Deferred tax expense	17,688	8,520

Total tax expense	$17,688	$9,442

(1)	The table only shows deferred tax expense for Inversiones Vilazul, S.A.S as the entity has a tax exemption through December 31, 2019.

Deferred income taxes

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as net operating losses and tax credit carryforwards. We state those balances at the enacted tax rates we expect will be in effect when we actually pay or recover taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies to utilize these future deductions and credits. We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.

The tax effect of each type of temporary difference and carry-forward that gives rise to a significant portion of our deferred tax assets and liabilities as of December 31, 2016 and 2015 were as follows ($ in thousands):

	As of December 31,
	2016	2015
Deferred tax assets:
Advance customer deposits	$6,557	$7,158
Trade payables and other accruals	4,531	3,728
Labor liability accrual	555	606
Property, plant and equipment	12	542
Other assets	—	24
Net operating losses	82,356	71,301

Total deferred tax asset	94,011	83,359
Valuation allowance	(81,738)	(71,847)

Net deferred tax asset	12,273	11,512

Deferred tax liabilities:
Accounts receivable and prepayments to vendors	617	859
Property, plant and equipment	86,620	98,876
Insurance recoverable	50	—

Total deferred tax liability	87,287	99,735

Net deferred tax liability	$(75,014)	$(88,223)

As of December 31, 2016 and 2015, we had $18.9 million and $32.0 million, respectively, of net operating loss carryforwards in our Mexican subsidiaries. These carryforwards expire in various amounts from 2018 to 2026. As of December 31, 2016 and 2015, we had $258.3 million and $213.5 million, respectively, of net operating loss carryforwards in our Dutch subsidiaries that expire in varying amounts from 2017 to 2025. As of December 31, 2016 and 2015, we had $34.0 million and $24.3 million, respectively, of net operating loss carryforwards in our Jamaica subsidiary. These carryforwards do not expire. As of December 31, 2016 and 2015, we had $9.3 million and $5.9 million, respectively, of net operating loss carryforwards in our U.S. subsidiary. The carryforwards expire in varying amounts from 2034 to 2036. As of December 31, 2016 and 2015, we had $0.8 million and $1.6 million, respectively, of net operating loss carryforwards in our Dominican Republic subsidiary. The carryforwards expire in 2017. The ability to utilize the tax net operating losses in any single year ultimately depends upon our ability to generate sufficient taxable income.

We have made no provision for foreign or domestic income taxes on the cumulative unremitted earnings of our subsidiaries. We believe that the earnings of our foreign subsidiaries can be repatriated without incurring additional income taxes, as a result of the applicable local statutory tax laws.

The change in the valuation allowance established against our deferred tax assets for the years ended December 31, 2016, 2015, and 2014 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Deferred tax asset valuation allowance for the year ended
December 31, 2016	$(71,847)	$(19,333)	$9,442	$(81,738)
December 31, 2015	$(54,637)	$(19,307)	$2,097	$(71,847)
December 31, 2014	$(33,017)	$(23,687)	$2,067	$(54,637)

The valuation allowance for each period is used to reduce the deferred tax asset to a more likely than not realizable value. As of December 31, 2016, our valuation allowance relates primarily to net operating loss carryforwards, which we do not expect to utilize, most notably in Netherlands, Jamaica, Mexico and the United States.

We are subject to income taxes in a variety of jurisdictions worldwide. For our significant jurisdictions, the earliest years that remain subject to examination are 2011 for Mexico and Netherlands and 2013 for the Dominican Republic and the United States. We consider the potential outcome of current and future examinations in our assessment of our reserve for uncertain tax positions.

The following table reconciles our uncertain tax positions, as of December 31, 2016, 2015 and 2014: ($ in thousands):

	As of December 31,
	2016	2015	2014
Uncertain tax positions at January 1	$510	$557	$25,527
Additions for prior year tax positions	—	36	321
Settlements with Taxing Authorities	—	(83)	(25,291)
Expiration of statue limitation	(510)	—	—

Uncertain tax positions at December 31	$—	$510	$557

The reserve of $0.5 million for the uncertain tax position was for the withholding taxes related to intercompany charges at December 31, 2015, which was removed due to the expiration of statute limitation at December 31, 2016.

Note 7. Related party transactions

The following summarizes transactions and arrangements that we have entered into with related parties. The details of the balances between us and related parties as of December 31, 2016 and 2015 are as follows ($ in thousands):

	As of December 31,
	2016	2015
Accounts receivable	$2,532	$3,457
Payables	$8,184	$5,930
Deferred consideration(1)	$1,836	$4,145
Term Loan(2)	$47,592	$47,792
Preferred Shares Non-cash PIK Dividends(3)	$106,459	$77,275

(1)	Playa H&R Holdings B.V., a subsidiary of ours, agreed to make payments of $1.1 million per quarter to the selling shareholder of Real Resorts (the “Real Shareholder”) through the quarter ending September 30, 2017.
(2)	The Real Shareholder is also one of the lenders under our Term Loan. The Real Shareholder’s portion of the original Term Loan was $50.0 million.
(3)	The total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $19.4 million and $14.1 million as of December 31, 2016 and 2015, respectively. The total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa (subsidiary of Hyatt) were $87.1 million and $63.2 million as of December 31, 2016 and 2015, respectively.

Relationship with Hyatt

In August 2013, HI Holdings Playa acquired 14,285,714 of our ordinary shares (see Note 9) and 26,785,714 of our Preferred Shares (see Note 10) for an aggregate purchase price of $325.0 million. On October 14, 2016, we redeemed 3,458,530 outstanding Preferred Shares from HI Holdings Playa at $8.40 per share for $29.0 million in face value and we paid $11.9 million of associated PIK dividends. As of December 31, 2016 and 2015, the total accumulated amounts of Non-cash PIK Dividends payable to HI Holdings Playa were $87.1 million and $63.2 million, respectively.

Holders of Preferred Shares are entitled to “as converted” voting rights, and HI Holdings Playa owned 47.3% and 47.6% of our outstanding voting securities as of December 31, 2016 and 2015, respectively. For the years ended December 31, 2016, 2015, and 2014, franchise fees related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands were $13.5 million, $6.2 million, and $3.6 million, respectively.

Relationship with the Real Shareholder

In August 2013, the Real Shareholder acquired 5,952,380 of our Preferred Shares (see Note 10) for $50.0 million. On October 14, 2016, we redeemed 768,570 of our outstanding Preferred Shares from the Real Shareholder at $8.40 per share for $6.5 million in face value and we paid $2.6 million of associated PIK dividends. As of December 31, 2016 and 2015, the total accumulated amounts of Non-cash PIK Dividends payable to the Real Shareholder were $19.4 million and $14.1 million, respectively.

Holders of Preferred Shares are entitled to “as converted” voting rights, and the Real Shareholder owned 7.4% and 7.5% of our outstanding voting securities as of December 31, 2016 and 2015, respectively. The Real Shareholder is also one of the lenders under our $375.0 million Term Loan (see Note 11). The Real Shareholder’s portion of the original Term Loan was $50.0 million.

Deferred consideration

Pursuant to the acquisition of Real Resorts, Playa H&R Holdings B.V., a subsidiary of ours, agreed to make quarterly payments to the Real Shareholder starting in December 2013 of $1.1 million per quarter through the quarter ending September 30, 2017. As part of the agreement, Playa H&R Holdings B.V. provided the Real Shareholder 16 promissory notes, each with a value of $0.5 million, which will be returned to Playa H&R Holdings B.V. as each quarterly payment is made to the Real Shareholder. A portion of the $1.1 million quarterly payment is the related interest earned by the Real Shareholder as a lender holding $50.0 million of our outstanding Term Loan. The deferred consideration was measured at fair value on the acquisition date by taking the difference between the guaranteed quarterly amount of $1.1 million and the estimated quarterly interest to be received by the Real Shareholder on our Term Loan over the same four year period. The liability will be accreted over the four year payment term. As of December 31, 2016 and 2015, the remaining balance of such deferred consideration was $1.8 million and $4.1 million, respectively.

Transactions with related parties

Transactions between us and related parties during the years ended December 31, 2016, 2015, and 2014 were as follows ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Dividends on preferred shares(1)	$(43,676)	$(36,045)	$(30,128)
Deferred consideration accretion(2)	(189)	(189)	(924)
Interest expense on related party debt(2)	(1,980)	(1,995)	(2,068)
Franchise fees(3)	(13,539)	(6,205)	(3,560)
Lease payments(3)	(1,301)	(1,248)	(1,119)

Total transactions with related parties	$(60,685)	$(45,682)	$(37,799)

(1)	Included in accretion and dividends of Preferred Shares in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(2)	Included in interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)	Included in direct expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Franchise fees are related to the rebranded resorts currently operating under the Hyatt All-Inclusive Resort Brands.

One of our offices is owned by our Chief Executive Officer, and we lease the space at that location through a third party. Lease payments related to this space were $1.1 million, $1.0 million, and $0.9 million for the years ended December 31, 2016, 2015, and 2014, respectively.

One of our offices in Cancún, Mexico is owned by an affiliate of the Real Shareholder, and we sublease the space through a third party. Lease payments related to this space were $0.2 million, $0.2 million, and $0.2 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Loan from Chief Executive Officer

In the fourth quarter of 2015, our Chief Executive Officer advanced $2.5 million to us in order to accelerate the completion of several capital projects prior to the high season. We repaid the loan in December 2015. The loan bore interest at LIBOR plus 1.75%.

Note 8. Commitments and contingencies

Litigation, claims and assessments

We are subject, currently and from time to time, to various claims and contingencies related to lawsuits, taxes and environmental matters, as well as commitments under contractual obligations. Many of these claims are covered under current insurance programs, subject to deductibles. We recognize a liability associated with commitments and contingencies when a loss is probable and reasonably estimable. Although the ultimate liability for these current matters cannot be determined at this point, based on information currently available, we currently do not expect that the ultimate resolution of such claims and litigation will have a material effect on our Consolidated Financial Statements.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts B.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced Playa Hotels & Resorts B.V. as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

The Mexican tax authorities have issued an assessment to one of our Mexican subsidiaries. In February 2014, we filed an appeal before the tax authorities, which was denied on May 26, 2014. On June 11, 2014, we arranged for the posting of a tax surety bond issued by a surety company, which guarantees the payment of the claimed taxes and other charges (and suspends collection of such amounts by the tax authorities) while our further appeal to the tax court is resolved. To secure reimbursement of any amounts that may be paid by the surety company to the tax authorities in connection with the surety bond, we provided cash collateral to the surety company valued at approximately $4.0 million as of December 31, 2016. On August 15, 2014, we filed an appeal of the assessment with the tax court. In August 2016, we received notice of a favorable resolution from the tax court, which was appealed by both, the Mexican tax authorities and our local subsidiary, which would only be analyzed if the appeal by the tax authorities succeeds. The total assessment from the Mexican tax authorities was valued at $8.5 million as of December 31, 2016.

During the third quarter of 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses for 2014 and 2015. We have provided all requested documentation to the Dutch tax authorities for their review and are currently waiting for their final determination. We have an estimated amount of $1.5 million as a tax contingency at December 31, 2016 that is recorded in other liabilities within the Consolidated Balance Sheets.

Electricity supply contract

One of our subsidiaries entered into an electricity supply contract wherein we committed to purchase electricity from a provider over a five-year period ending December 2019. In consideration for our commitment, we received certain rebates. Should this contract be terminated prior to the end of the five-year period, we will be obligated to refund to the supplier the undepreciated portion of (i) the capital investment it made to connect our facilities to the power grid (original amount approximately $1.4 million) and (ii) the unearned rebates we received (total unearned rebates of $1.2 million and $1.6 million as of December 31, 2016 and 2015, respectively), in each case using a 20% straight-line depreciation per annum.

Leases and other commitments

We lease certain equipment for the operations of our hotels under various lease agreements. The leases extend for varying periods through 2021 and contain fixed components and utility payments. In addition, several of our administrative offices are subject to leases of building facilities from third parties, which extend for varying periods through 2023 and contain fixed and variable components.

Our minimum future rents, at December 31, 2016, payable under non-cancelable operating leases with third parties and related parties were as follows ($ in thousands):

2017	$1,003
2018	807
2019	647
2020	547
2021	475
Thereafter	625

Total	$4,104

Rental expense under non-cancelable operating leases, including contingent leases, consisted of $2.1 million, $1.9 million, and $2.7 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Note 9. Ordinary shares

As of December 31, 2016 and 2015, our ordinary share capital consisted of 60,249,330 ordinary shares outstanding, which have a par value of $0.01 each. All ordinary shares have the same voting and economic rights. The difference between the fair value of our ordinary shares of $7.00 and the cash paid of $8.00 has been presented as a capital contribution.

The holders of our ordinary shares are entitled to receive dividends or distributions out of funds legally available, at the discretion of our shareholders at our General Meeting, subject to a proposal from our board of directors. They are also subject to any preferential dividend rights of outstanding Preferred Shares and are entitled to one vote per share at meetings of Playa. Upon the liquidation, dissolution, or winding up of Playa, the holders of ordinary shares will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding Preferred Shares. Holders of ordinary shares have no redemption or conversion rights.

On May 20, 2014, we executed an agreement to repurchase all 4,145,798 of our ordinary shares held by Bancaja Participaciones, S.L., for an aggregate cash purchase price of $17.8 million. The closing of the repurchase took place on June 11, 2014.

On July 8, 2014, we executed an agreement to repurchase 1,228,086 of our ordinary shares held by Marathon Playa (BEL) SPRL, for an aggregate cash purchase price of $5.3 million. The closing of the repurchase took place on August 1, 2014.

Note 10. Preferred Shares

Holders of our Preferred Shares are entitled to preferred cumulative dividends of 12% per annum compounded quarterly, which changed from 10% on August 9, 2015, with such dividends to be exclusively paid in kind with additional Preferred Shares. The Preferred Shares are convertible at the option of the holders into our ordinary shares on the basis of one ordinary share for every Preferred Share held (at $8.40 each, as adjusted for share issuances, share dividends, share splits, Non-cash PIK Dividends, combinations, reorganizations, or otherwise). The holders of the Preferred Shares are entitled to “as converted” voting rights. For purposes of the conversion, all accrued and unpaid Non-cash PIK Dividends accumulated thereon are deemed to have been paid in Preferred Shares. Conversion may occur at any time up to an initial public offering of Playa. If the Preferred Shares have not been previously converted or redeemed, they can be redeemed at the option of the holder on or after August 15, 2021 at $8.40 each plus any accrued and unpaid dividends accumulated thereon. A portion of the Preferred Shares may also be redeemed at the election of the holders in connection with any equity offering made by us. In addition, we became entitled to redeem all of the Preferred Shares at any time beginning on August 13, 2015.

Preferred Shares Non-cash PIK Dividends are accumulated on a quarterly basis until the shares are converted or redeemed, subject to distributable profits. The accumulated Preferred Shares’ Non-cash PIK Dividends are recorded as reduction of paid-in capital.

The Preferred Shares and Preferred Shares’ accumulated Non-cash PIK Dividends have been classified as temporary equity and recorded as cumulative redeemable preferred shares in the Consolidated Balance Sheets; the holder has the option to convert them into ordinary shares in accordance with the articles of association, or receive cash on August 15, 2021.

The Preferred Shares carry certain liquidation preferences in the event of liquidation of Playa. In the event of a liquidation, dissolution or winding up of Playa, the assets remaining after payment of all of our debts (including any liquidation expenses) are to be distributed (i) first to the holders, if any, of Preferred Shares, an amount equal to the greater of (a) the nominal value of the Preferred Shares (to the extent paid-up) plus accrued and unpaid dividends accumulated thereon and (b) the amount the holders of Preferred Shares would receive if such shares plus any unpaid dividends accumulated thereon were converted into ordinary shares prior to such liquidation distribution, and (ii) second, the balance remaining to the ordinary shareholders in proportion to the aggregate nominal value of their ordinary shares.

On October 14, 2016, we redeemed 4,227,100 of our outstanding Preferred Shares at $8.40 per share for $35.5 million in face value and we paid $14.5 million of associated PIK dividends.

Preferred Shares are as follows ($ in thousands):

	As of December 31,
	2016	2015
Face value	$239,492	$275,000
Non-cash PIK Dividends	106,459	77,275

Net value of Preferred Shares	$345,951	$352,275

Note 11. Debt

Debt consists of the following ($ in thousands):

	As of December 31,
	2016	2015
Debt Obligations
Term Loan - 4.00%	$362,813	$366,562
Revolving Credit Facility	—	50,000
Senior Notes due 2020 - 8.00%	475,000	425,000

Total Debt Obligations	837,813	841,562

Unamortized (discount) premium
Discount on Term Loan	(811)	(1,102)
Premium on Senior Notes due 2020	4,123	4,494

Total unamortized (discount) premium	3,312	3,392

Unamortized debt issuance costs:
Term Loan	(5,065)	(7,018)
Senior Notes due 2020	(7,743)	(9,498)

Total unamortized debt issuance costs	(12,808)	(16,516)

Total Debt	$828,317	$828,438

Aggregate debt maturities as of December 31, 2016 for the future annual periods through December 31, 2020 are as follows ($ in thousands):

As of December 31, 2016
December 31,
2017	$3,750
2018	3,750
2019	355,313
2020	475,000

Total	837,813

Senior Secured Credit Facility

Playa Resorts Holding B.V. (“Borrower”), a subsidiary of ours, holds a senior secured credit facility (“Senior Secured Credit Facility”), which consists of a term loan facility (“Term Loan”) which matures on August 9, 2019 and a revolving credit facility (“Revolving Credit Facility”) which matures on August 9, 2018.

Revolving Credit Facility

Our Revolving Credit Facility permits us to borrow up to a maximum aggregate principal amount of $50.0 million, matures on August 9, 2018 and bears interest at variable interest rates that are either LIBOR-based or based on an alternate base rate (“ABR Rate”) derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial Term Loan rates with varying spreads for each. We are required to pay a commitment fee of 0.5% per annum on the daily undrawn balance. As of December 31, 2016, there was a $0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $50.0 million. As of December 31, 2015, there was a $50.0 million outstanding balance on this Revolving Credit Facility and the remaining available line of credit was $0 million.

Term Loan

We borrowed $375.0 million under our Term Loan. Unamortized debt issuance costs of $6.0 million after the re-pricing (as discussed below) were carried over to the amended Term Loan.

Prior to February 26, 2014, our Term Loan bore interest at a rate per annum equal to LIBOR plus 3.75% (where the applicable LIBOR rate had a 1.0% floor) and interest was payable quarterly in cash in arrears on the last day of the interest period, beginning on November 8, 2013. At our option an alternate base rate derived from the greatest of the federal funds rate, prime rate, euro-currency and the initial term loan rate with varying spreads for each may be used. Our LIBOR-based rates can be tied to one, three or six month LIBOR periods, at our option, upon completion of each interest period.

On February 26, 2014, we re-priced our Term Loan. The amended Term Loan bears interest at a rate per annum equal to LIBOR plus 3.0% (where the applicable LIBOR rate has a 1.0% floor), which results in a reduction of 0.75% from the original Term Loan, and interest continues to be payable in cash in arrears on the last day of the applicable interest period (unless we elect to use the ABR Rate). Additional debt issuance costs of $3.7 million are being accreted on an effective interest basis over the term of the loan. As a result of this transaction we recognized a modification of debt expenses of $0.9 million.

The unamortized debt issuance costs are being accreted on an effective interest basis over its term.

Our Term Loan requires quarterly payments of principal equal to 0.25% of the $375.0 million original principal amount (approximately $0.9 million) on the last business day of each March, June, September and December. The remaining unpaid amount of our Term Loan is due and payable at maturity on August 9, 2019.

Senior Notes due 2020

We have issued 8.0% senior notes due August 15, 2020 (the “Senior Notes due 2020”) in an aggregate principal amount of $475.0 million. The Senior Notes due 2020 bear interest at a rate of 8.0% per annum payable semi-annually in cash in arrears on February 15 and August 15 of each year. The face amount of the Senior Notes due 2020 is due and payable at maturity on August 15, 2020.

At any time before August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (if any) thereon, plus a make-whole premium. The amount of any make-whole premium is partially based, on the yield of U.S. Treasury securities with a comparable maturity at the date of redemption. In addition, at any time before August 15, 2016, we were able to redeem up to 35.0% of the Senior Notes due 2020 at 108.0% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (if any) thereon with net proceeds we receive from certain equity offerings.

As of December 31, 2016, we did not redeem any of the Senior Notes due 2020. At any time on or after August 15, 2016, we were able to redeem some or all of the Senior Notes due 2020 at the applicable redemption prices set forth below, if redeemed during the twelve-month period beginning on August 15th of the years indicated below:

Year	Redemption Price
2016	106%
2017	104%
2018	102%
2019 and thereafter	100%

The Senior Notes due 2020 are senior unsecured obligations of Playa Resorts Holding B.V. and rank equally with other senior unsecured indebtedness of Playa Resorts Holding B.V. The Senior Notes due 2020 are subordinated to any existing and future secured debt of Playa Resorts Holding B.V. to the extent of the value of the assets securing such debt, including our Senior Secured Credit Facility.

On February 14, 2014, we issued an additional $75.0 million of Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $375.0 million. The additional notes were priced at 105.5% of their principal amount. Additional debt issuance premium of $4.1 million and debt issuance costs of $2.3 million are being accreted on an effective interest basis over the term of the notes.

On May 11, 2015, we issued an additional $50.0 million of the Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $425.0 million. The additional notes were priced at 103% of their principal amount. Additional debt issuance premium of $1.5 million and debt issuance costs of $0.6 million are being accreted on an effective interest basis over the term of the notes.

On October 4, 2016, we issued an additional $50.0 million of the Senior Notes due 2020, bringing the aggregate outstanding principal amount of the Senior Notes due 2020 to $475.0 million. The additional notes were priced at 101% of their principal amount. Additional debt issuance premium of $0.5 million is being accreted on an effective interest basis over the term of the notes and additional debt issuance costs of less than $0.1 million were immediately expensed.

Total unamortized debt issuance costs are being accreted on an effective interest basis over the term of the notes.

Debt Covenants

Our Senior Secured Credit Facility and the Senior Notes due 2020 contain a number of affirmative and restrictive covenants, including limitations on our ability to: place liens on our direct or indirect subsidiaries’ assets; incur additional debt; merge, consolidate or dissolve; sell assets; engage in transactions with affiliates; change our direct or indirect subsidiaries’ fiscal year or organizational documents; pay cash dividends and make restricted payments.

Our Senior Secured Credit Facility also requires us to meet leverage ratio and interest coverage ratio financial covenants in each case measured quarterly as defined in our Senior Secured Credit Facility. We were in compliance with all financial covenants as of December 31, 2016 and 2015.

Note 12. Employee benefit plan

In accordance with labor law regulations in Mexico, certain employees are legally entitled to receive severance that is commensurate with the tenure they had with us at the time of termination. Liabilities are calculated using actuarial valuations by applying the “projected unit credit method.” Valuations were performed as of December 31, 2016 and 2015 based on the EMSSAH-09 and EMSSAM-09 mortality tables, applying a discount rate of 7.9% and 6.7% for December 31, 2016 and 2015, respectively, and a salary increase of 4.8% and 4.8% for December 31, 2016 and 2015, respectively, and estimated personnel turnover and disability. Liabilities are recognized as other liabilities in the Consolidated Balance Sheets. Actuarial gains and losses are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The following table sets forth our benefit obligation, funded status and accumulated benefit obligation ($ in thousands):

	As of December 31,
	2016	2015
Change in benefit obligation
Balance at beginning of period	$3,913	$4,093
Service cost	674	707
Interest cost	247	259
Actuarial (gain) loss	(371)	(289)
Effect of foreign exchange rates	(710)	(635)
Curtailment	(5)	(7)
Benefits paid	(192)	(215)

Balance at end of period	$3,556	$3,913

Underfunded status	$(3,556)	$(3,913)

Accumulated benefit obligation	$(2,439)	$(2,123)

There were no plan assets as of December 31, 2016 and 2015. Contributions are paid only to the extent benefits are paid. The net underfunded status of the plan as of December 31, 2016 and 2015 was $3.6 million and $3.9 million, respectively, which is recorded in other liabilities in the Consolidated Balance Sheets.

The following table presents the components of net periodic benefit cost ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Service cost	$674	$707	$277
Interest cost	247	259	346
Effect of foreign exchange rates	(710)	(1,177)	—
Amortization of prior service cost	2	5	58
Amortization of (gain) loss	(11)	(7)	34
Compensation-non-retirement post employment benefits	48	(40)	2,544
Settlement gain	—	(261)	—
Curtailment gain	(5)	(7)	(1,174)
Net periodic benefit (gain) cost	$245	$(521)	$2,085

The weighted average assumptions used to determine the benefit obligation as of December 31, 2016 and 2015 and the net periodic benefit cost for the years ended December 31, 2016, 2015 and 2014 were as follows:

	As of December 31,
	2016	2015	2014
Discount rate	7.90%	6.71%	7.00%
Rate of compensation increase	4.79%	4.79%	4.79%

The following table represents our expected plan payments for the next five years and thereafter ($ in thousands):

2017	343
2018	341
2019	348
2020	366
2021	395
Thereafter	2,809

Total	$4,602

Note 13. Other balance sheet items

Trade and other receivables, net

The following summarizes the balances of trade and other receivables, net as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Gross trade and other receivables	$49,942	$44,366
Allowance for doubtful accounts	(1,061)	(1,017)

Total trade and other receivables, net	$48,881	$43,349

Financial instruments that are subject to credit risk consist primarily of trade accounts receivable. Trade accounts receivable are generated from sales of services to customers in the United States, Canada, Europe, Latin America and Asia. Our policy is to mitigate this risk by granting a credit limit to each client depending on the client’s volume and credit quality. In order to increase the initially established credit limit, approval is required from the credit manager. Each hotel periodically reviews the age of the clients’ balances and the balances which may be of doubtful recoverability.

We do not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when we become aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. We also consider broader factors in evaluating the sufficiency of our allowances for doubtful accounts, including the length of time receivables are past due, significant one-time events and historical experience.

The gross carrying amount of the trade and other receivables balance is reduced by an allowance for doubtful accounts that reflects our estimate of amounts that will not be collected. The allowance is based on historical loss experience, specific risks identified in collection matters, and analysis of past due balances identified in the aging detail. Our allowance for doubtful accounts as of December 31, 2016 and 2015 was approximately $1.1 million, $1.0 million, respectively. We have not experienced any significant write-offs to our accounts receivable.

The change in the allowance for doubtful accounts for the years ended December 31, 2016 and 2015 is summarized in the following table ($ in thousands):

	Balance at January 1	Additions	Deductions	Balance at December 31
Trade receivables allowance for the year ended
December 31, 2016	$(1,017)	$(545)	$501	$(1,061)
December 31, 2015	$(682)	$(938)	$603	$(1,017)
December 31, 2014	$(412)	$(714)	$444	$(682)

Prepayments and other assets

The following summarizes the balances of prepayments and other assets as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Advances to suppliers	$5,769	$6,058
Prepaid income taxes	2,759	5,210
Prepaid other taxes(1)	15,343	34,247
Other Assets	4,762	7,160
Total prepayments and other assets	$28,633	$52,675

(1)	Includes recoverable value-added tax and general consumption tax accumulated by our Mexico and Jamaica entities during remodeling respectively.

Goodwill

The gross carrying values and accumulated impairment losses of goodwill as of December 31, 2016 and 2015 are as follows ($ in thousands):

	As of December 31,
	2016	2015
Gross carrying value	$51,731	$51,731
Accumulated impairment loss	—	—
Carrying Value	$51,731	$51,731

Other intangible assets

The summary of other intangible assets as of December 31, 2016 and 2015 consisted of the following ($ in thousands):

	As of December 31,		Weighted average useful life
	2016	2015
Strategic Alliance	$3,748	$3,616
Licenses	987	981
Other	2,196	1,847
Acquisition Cost	6,931	6,444

Strategic Alliance	(3,472)	(2,978)
Other	(1,484)	(961)
Accumulated Amortization	(4,956)	(3,939)

Strategic Alliance	276	638	3 years
Licenses	987	981
Other	712	886	3 years
Carrying Value	$1,975	$2,505

Amortization expense for intangibles was $1.0 million, $1.1 million and $1.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. Our licenses have indefinite lives. Accordingly, there is no associated amortization expense or accumulated amortization. At December 31, 2016 and 2015 such indefinite lived assets totaled $1.0 million.

Amortization expense relating to intangible assets with finite lives for the years ending December 31, 2017 to 2021 is expected to be as follows ($ in thousands):

2017	$664
2018	174
2019	111
2020	34
2021	5

Total	$988

Trade and other payables

The following summarizes the balances of trade and other payables as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Trade payables	$21,229	$26,299
Advance deposits	41,621	54,161
Withholding and other taxes payable	27,432	24,052
Accrued professional services	19,566	12,104
Interest payable	16,151	14,828
Payroll and related accruals	12,963	10,181
Other payables	6,080	10,410

Total trade and other payables	$145,042	$152,035

Other liabilities

The following summarizes the balances of other liabilities as of December 31, 2016 and 2015 ($ in thousands):

	As of December 31,
	2016	2015
Tax contingencies	$2,969	$3,569
Pension obligations	3,556	3,913
Casino loan and license	1,027	1,149
Other	1,445	1,419

Total other liabilities	$8,997	$10,050

Note 14. Segment information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. Our operating segments meet the aggregation criteria and thus, we report three separate segments by geography: (i) Yucatán Peninsula, (ii) Pacific Coast and (iii) Caribbean Basin.

Our operating segments are components of the business which are managed discretely and for which discrete financial information is reviewed regularly by our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, all of whom represent our chief operating decision maker (“CODM”). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources. We did not provide a reconciliation of reportable segments’ assets to our consolidated assets as this information is not reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

The performance of our operating segments is evaluated primarily on adjusted earnings before interest expense, income tax benefit (provision), and depreciation and amortization expense (“Adjusted EBITDA”), which should not be considered an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. We define Adjusted EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) other expense (income), net; (b) impairment loss, (c) management termination fees, (d) pre-opening expenses; (e) transaction expenses; (f) severance expenses; (g) other tax expense, (h) Jamaica delayed opening expenses, and (i) insurance proceeds.

There are limitations to using financial measures such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named financial measures that other companies publish to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business and investors should carefully consider our U.S. GAAP results presented in our Consolidated Financial Statements.

The following tables present segment net revenue and a reconciliation to gross revenue and segment Adjusted EBITDA and a reconciliation to net income ($ in thousands):

	Year Ended December 31,
	2016	2015	2014
Revenue:
Yucatàn Peninsula	$248,958	$204,294	$206,076
Pacific Coast	75,340	26,588	37,290
Caribbean Basin	184,709	168,311	115,094
Segment net revenue (1)	509,007	399,193	358,460
Other	32	131	314
Tips	12,452	9,021	8,463

Total gross revenue	$521,491	$408,345	$367,237

(1)	Net revenue represents total gross revenue less compulsory tips paid to employees and other miscellaneous revenue not derived from segment operations.

	Year Ended December 31,
	2016	2015	2014
Adjusted EBITDA:
Yucatàn Peninsula	$108,946	$82,466	$66,493
Pacific Coast	25,851	8,248	9,877
Caribbean Basin	50,465	35,634	31,353

Segment Adjusted EBITDA	185,262	126,348	107,723
Other corporate - unallocated	(30,593)	(24,667)	(17,890)
Total consolidated Adjusted EBITDA	154,669	101,681	89,833

Less:
Other expense, net	5,819	2,128	10,777
Impairment loss	—	—	7,285
Management termination fees	—	—	340
Pre-opening expenses(1)	—	4,105	12,880
Transaction expenses	16,538	5,353	12,347
Severance expenses	—	—	2,914
Other tax expense	675	1,949	1,190
Jamaica delayed opening	—	(1,458)	2,269
Insurance proceeds(2)	(348)	(14,286)	—
Add:
Interest expense	(54,793)	(49,836)	(41,210)
Depreciation and amortization	(52,744)	(46,098)	(65,873)

Net income (loss) before tax	24,448	7,956	(67,252)

Income tax benefit (expense)	(4,232)	1,755	29,036

Net income (loss)	$20,216	$9,711	$(38,216)

(1)	Represents pre-opening expenses incurred in connection with the expansion, renovation, repositioning and rebranding of Hyatt Ziva Cancún, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva and Hyatt Zilara Rose Hall. Excludes pre-opening expenses incurred at Hyatt Ziva Los Cabos following Hurricane Odile, as those expenses were offset with proceeds from business interruption insurance.
(2)	Insurance proceeds for the year ended December 31, 2016 represents miscellaneous small property damage claims that are included in net income (loss). Insurance proceeds for the year ended December 31, 2015 represents a portion of the insurance proceeds related to property insurance, including proceeds received in connection with Hurricane Odile in 2015, and not business interruption insurance proceeds. All insurance proceeds for the year ended December 31, 2014 presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) related to business interruption and were included in adjusted EBITDA.

Note 15. Quarterly financial information (unaudited)

The information for each historical period has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

The following tables set forth the historical unaudited quarterly financial data for the periods indicated ($ in thousands):

	For the three months ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total revenues	$120,121	$114,114	$127,300	$159,956
Operating income	2,466	11,242	18,884	52,468
Net (loss) income	(24,615)	(1,560)	9,854	36,537
Net (loss) income available to ordinary shareholders	$(35,127)	$(13,029)	$(1,157)	$25,853

(Losses) earnings per share - basic	$(0.58)	$(0.22)	$(0.02)	$0.25
(Losses) earnings per share - diluted	$(0.58)	$(0.22)	$(0.02)	$0.25

	For the three months ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total revenues	$107,089	$86,366	$97,694	$117,196
Operating income	4,297	10,326	12,611	32,686
Net (loss) income	(13,143)	(1,437)	2,789	21,502
Net (loss) income available to ordinary shareholders	$(23,625)	$(11,558)	$(6,896)	$12,133

(Losses) earnings per share - basic	$(0.39)	$(0.19)	$(0.11)	$0.12
(Losses) earnings per share - diluted	$(0.39)	$(0.19)	$(0.11)	$0.12

Note 16. Subsequent events

For our Consolidated Financial Statements as of December 31, 2016, we evaluated subsequent events through March 14, 2017, which is the date the financial statements were issued.

Transaction Agreement

On February 6, 2017, we amended our Transaction Agreement between Pace, Holdco and New Pace, the effect of which clarified the original terms and updated the closing date so that the transaction will not close prior to March 10, 2017.

S-4 Registration Statement

On February 10, 2017, the second amendment to the Porto Holdco B.V. form S-4 registration statement, which disclosed the details surrounding the Transaction Agreement discussed in Note 1, was declared effective.

Transaction Closing

On March 11, 2017, we finalized the series of transactions described in the Transaction Agreement to effect a reverse merger into Playa Hotels & Resorts N.V., which will be accounted for as a recapitalization, with no step-up in basis of our assets and liabilities and no new intangible assets or goodwill resulting. On March 13, 2017, Playa Hotels & Resorts N.V. began trading on the NASDAQ exchange under the ticker “PLYA”.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Balance Sheet

($ in thousands)

	As of December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$10	$1
Intercompany receivables from subsidiaries	—	4,666
Prepayments and other assets	84	80
Investment in subsidiaries	577,354	559,389
Total assets	$577,448	$564,136

LIABILITIES, CUMULATIVE REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$1,740	$1,603
Intercompany payables to subsidiaries	59,154	16,543

Total liabilities	60,894	18,146

Cumulative redeemable preferred shares	345,951	352,275
Total shareholders’ equity	170,603	193,715
Total liabilities, cumulative redeemable preferred shares and shareholders’ equity	$577,448	$564,136

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Statement of Operations

($ in thousands)

	For the Year Ended December 31,
	2016	2015	2014
Revenue	$1,085	$7,352	$3,770
Selling, general and administrative expenses	(315)	(3,351)	(11,102)
Operating income (loss)	770	4,001	(7,332)

Other income	12,016	—	—
Interest income	127	152	152
Interest expense	(1,597)	(812)	(576)
Net income (loss) before equity in net loss of subsidiaries	11,316	3,341	(7,756)

Equity in net income (loss) of subsidiaries	8,900	6,370	(30,460)
Net income (loss)	$20,216	$9,711	$(38,216)
Accretion and dividends of cumulative redeemable preferred shares	(43,676)	(39,657)	(35,991)

Net loss available to ordinary shareholders	$(23,460)	$(29,946)	$(74,207)

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Statement of Cash Flows

($ in thousands)

	For the Year Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$4,562	$(13)	$4,116

INVESTING ACTIVITIES:
Investment in Subsidiaries	—	—	(12,000)

Net cash used in investing activities	—	—	(12,000)

FINANCING ACTIVITIES:
Proceeds from issuance of intercompany loans	—	—	11,500
Repayment of intercompany loans	(4,000)	—	—
Redemption of cumulative redeemable preferred shares and payment of accrued dividends	(553)	—	—
Stock repurchases	—	—	(23,108)
Net cash used in financing activities	(4,553)	—	(11,608)
CHANGE IN CASH AND CASH EQUIVALENTS	9	(13)	(19,492)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	$1	$14	$19,506
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$10	$1	$14

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES
Settlement of intercompany loan receivables	$3,000	$—	$—
Settlement of intercompany loan payables	$(3,641)	$—	$—
Issuance of intercompany loans	$49,447	$—	$—
Redemption of cumulative redeemable preferred shares and payment of accrued dividends	$(49,447)	$—	$—
Accretion of issuance costs and discount on cumulative redeemable preferred shares	$—	$3,612	$5,863
Non-cash PIK Dividends	$43,676	$36,045	$30,128

The accompanying notes are an integral part of these Condensed Financial Statements.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Notes to Condensed Financial Statements

1. Background and basis of presentation

Playa Hotels & Resorts B.V. (the “Company”) was incorporated as a private limited liability company in the Netherlands on March 28, 2013.

Concurrent with the Formation Transactions (as defined in Note 1 of the Company’s Consolidated Financial Statements included elsewhere in this filing), Playa Hotels & Resorts B.V. (“Playa”) or (the “Company”) became the parent company (holding) of the Company’s portfolio through its only and wholly-owned subsidiary Playa Resorts Holding B.V. When presenting parent company financial statements (our “Condensed Financial Statements”), the Company accounts for its investment in subsidiaries using the equity method of accounting.

These Condensed Financial Statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Playa Resorts Holding B.V. and its subsidiaries exceed 25% of the consolidated net assets of the Company and its subsidiaries. This information should be read in conjunction with the Company’s Consolidated Financial Statements included elsewhere in this filing.

2. Restricted net assets of subsidiaries

Certain of the Company’s subsidiaries have restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to their financing arrangements. The amount of restricted net assets the Company’s subsidiaries held at December 31, 2016 and 2015 was approximately $577.4 million and $559.4 million, respectively. Such restrictions are on net assets of Playa Resorts Holding B.V. and its subsidiaries.

3. Transactions with related parties

Loan Receivable

On August 18, 2014, the Company entered into a $3.0 million short-term loan with BD Real Resorts S. de R.L. de C.V., due August 18, 2015. The loan bore 5.0% interest.

On August 18, 2015, the Company entered into a $3.0 million short-term loan with BD Real Resorts S. de R.L. de C.V., due August 18, 2016. The loan bore 5.0% interest and was settled at maturity.

Loan Payable

On August 13, 2014, the Company entered into a $3.6 million short-term loan with Playa H&R Holdings B.V., due August 13, 2015. The loan bore 5.0% interest payable at maturity.

On August 13, 2015, the Company entered into a $3.6 million short-term loan with Playa H&R Holdings B.V., due August 13, 2016. The loan bears 5.0% interest and was settled at maturity.

On May 30, 2014, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2015. The loan bore 5.0% interest payable at maturity.

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Playa Hotels & Resorts B.V.

(Parent Company)

Notes to Condensed Financial Statements

On May 29, 2015, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2016. The loan bears 5.0% interest payable at maturity.

On May 29, 2016, the Company entered into a $11.5 million short-term loan with Resorts Room Sales, LLC, due May 29, 2017. The loan bears 5.0% interest payable at maturity. On December 12, 2016, the Company made a $4.0 million principal payment resulting in an outstanding balance of $7.5 million as of December 31, 2016.

On October 14, 2016, the Company entered into a $49.4 million loan with Playa Resorts Holding B.V., due October 14, 2021. The loan bears 8.25% interest payable at maturity.

4. Commitments, contingencies, preferred shares and long-term obligations

The legal entity has guaranteed liabilities of certain consolidated group companies, as meant in article 2:403 of the Netherlands Civil Code. The legal entity is therefore jointly and severally liable for the liabilities arising from the legal acts of those group companies. The Company and its subsidiaries are involved in certain litigation and claims, including claims and assessments with taxing authorities, which are incidental to the conduct of its business.

The Dutch corporate income tax act provides the option of a fiscal unity, which is a consolidated tax regime wherein the profits and losses of group companies can be offset against each other. Our Dutch companies file as a fiscal unity, with the exception of Playa Romana B.V., Playa Romana Mar B.V. and Playa Hotels & Resorts B.V. As of January 1, 2016, Playa Resorts Holding B.V. replaced Playa Hotels & Resorts B.V. as the head of our Dutch fiscal unity and is jointly and severally liable for the tax liabilities of the fiscal unity as a whole.

During 2015, we identified and recorded a potential Dutch operating tax contingency resulting from allocations to be made of certain corporate expenses for 2014 and 2015. We have provided all requested documentation to the Dutch tax authorities for their review and are currently waiting for their final determination. We have an estimated amount of $1.5 million as a tax contingency at December 31, 2016 that is recorded in trade and other payables of the Condensed Balance Sheet.

For a discussion of the preferred shares of the Company and the commitments and contingencies and long-term obligations of the subsidiaries of the Company, see Note 10, Note 8 and Note 11, respectively, of the Company’s consolidated financial statements included elsewhere in this filing.

5. Dividends from subsidiaries

The Company received $1.1 million, $7.4 million, and $10.0 million cash dividends for the periods ended December 31, 2016, 2015, and 2014 respectively.